12 Old Bond Street
                                                             London W1X 3DB





          Peter Svennilson, Esq.
          Chairman of the Board
          Management Technologies, Inc.
          c/o Irongate
          12 Old Bond Street
          London W1X 3DB



                                                         11 September  1995


          Dear Peter:

                         Re:  Management Technologies, Inc.
                         ----------------------------------


          I hereby resign formally as a non-executive Director of Management Technologies, Inc. for personal reasons.

          I have enjoyed serving as a non-executive Director of MTi and wish you, the Board and the Company ever success in the future.




          Yours sincerely,


          /s/ Daniel Sladden                           Received
          Daniel Sladden                               /s/ Peter Svennilson
                                                       11 Sept -95